MASTER PURCHASE AGREEMENT

dated as of February 7, 2012

by and among

DWM MANAGEMENT LLC, as Purchaser,

and

DFR MIDDLE MARKET HOLDINGS LTD.

and

DEERFIELD CAPITAL MANAGEMENT LLC, as Sellers

CHI:2597528.11

TABLE OF CONTENTS

Page

ARTICLE I PURCHASE AND SALE TRANSACTIONS; CLOSING

1.1	Purchase and Sale Transactions; Consideration.

1.2	Closing

1.3	Deliveries

1.4	Allocation of Purchase Price

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1	Existence and Power.

2.2	Authorization

2.3	Title to Securities

2.4	No Conflict

2.5	Compliance with Laws; Permits

2.6	Litigation and Orders

2.7	Material Contracts.

2.8	CLO Matters.

2.9	Collateral Manager Notices

2.10	No Third Party Brokers

2.11	Investment Adviser

2.12	Books and Records

2.13	Taxes

2.14	No Other Representations or Warranties

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1	Existence

3.2	Authorization

3.3	No Conflict

3.4	Litigation

3.5	No Brokers

3.6	Investment Advisor

3.7	Investment Intent

3.8	No Other Representations or Warranties

3.9	Independent Investigation and Evaluation

ARTICLE IV COVENANTS

4.1	Covenants Regarding the Shares

4.2	Confidentiality

4.3	Post-Closing Access; Further Assurances

4.4	Publicity

4.5	Post-Closing Remittances

4.6	Transfer Taxes

ARTICLE V CLOSING DELIVERIES

5.1	Deliveries by the Sellers

5.2	Deliveries by the Purchaser

ARTICLE VI INDEMNIFICATION

6.1	Survival of Representations, Warranties and Covenants

6.2	Indemnification by Sellers

6.3	Indemnification by Purchaser

6.4	Method of Asserting Claims.

6.5	Other Indemnification Provisions

6.6	Limitations on Indemnification.

6.7	Mitigation; Reimbursement

6.8	Treatment of Indemnity Payments

ARTICLE VII DEFINITIONS

7.1	Definitions

ARTICLE VIII MISCELLANEOUS

8.1	Assignment

8.2	No Third-Party Beneficiaries

8.3	Expenses

8.4	Amendment and Modification

8.5	Notices

8.6	Governing Law; Dispute Resolution.

8.7	Severability

8.8	Waiver

8.9	Counterparts; Facsimile

8.10	Entire Agreement

8.11	Specific Performance

8.12	Interpretation

LIST OF DISCLOSURE SCHEDULES

Schedule 2.4 Schedule 2.7(a) Schedule 2.7(b) Schedule 2.8	No Conflicts Issuer Contracts Material Contracts CLO Contracts

LIST OF SCHEDULES

Schedule 1.4 Purchase Price Allocation

MASTER PURCHASE AGREEMENT

THIS MASTER PURCHASE AGREEMENT, dated as of February 7, 2012 (this “Agreement”), is by and among DWM Management LLC, a Delaware limited liability company (“Purchaser”) DFR Middle Market Holdings Ltd., a Cayman Islands exempted company (“Securities Seller”), Deerfield Capital Management LLC, a Delaware limited liability company (“DCM” and together with Securities Seller, each a “Seller” and collectively, “Sellers”). Purchaser and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined in Article VII.

RECITALS:

(A) Securities Seller is the record and beneficial owner of (i) the Subordinated Notes due 2019, issued on July 17, 2007, by DFR Middle Market CLO Ltd., a Cayman Islands exempted company, as issuer (“Issuer”), to the Securities Seller in the original principal amount of $50,000,000 (the “Securities Seller Subordinated Notes”), and (ii) the Class D Deferrable Mezzanine Floating Rate Notes due 2019, issued on July 17, 2007, by Issuer in the original principal amount of $19,000,000 (the “Securities Seller Class D Notes”).

(B) DCM is a party to that certain (i) Management Agreement, dated as of July 17, 2007 (the “CLO Management Agreement”), by and between Issuer and DCM, as collateral manager (in such capacity, the “Collateral Manager”), and (ii) Collateral Administration Agreement, dated as of July 17, 2007 (the “CAA”), by and among Issuer, DCM and Wells Fargo.

(C) At the Closing, (i) DCM desires to sell to Purchaser, and Purchaser desires to purchase from DCM, all of DCM’s right, title and interest in and to the Purchased Assets, subject to the assumption by Purchaser of the Assumed Liabilities, and (ii) Securities Seller desires to sell to Purchaser, and Purchaser desires to purchase from Securities Seller, the Securities.

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE TRANSACTIONS; CLOSING

1.1 Purchase and Sale Transactions; Consideration.

(a) CLO Assets Sale. On the terms and subject to the conditions of this Agreement, at Closing, (i) DCM shall sell, transfer, convey, assign and deliver to Purchaser all of DCM’s right, title and interest in and to the Purchased Assets free and clear of all Liens, and (ii) Purchaser shall assume the Assumed Liabilities. Notwithstanding anything herein to the contrary, (A) the Excluded Assets will be retained by DCM and not sold, assigned, conveyed, transferred or delivered to Purchaser hereunder, and (B) Purchaser shall not assume, and DCM shall continue to be responsible for the Excluded Liabilities.

(b) Securities Sale. On the terms and subject to the conditions of this Agreement, at Closing, Securities Seller shall sell and deliver to Purchaser the Securities, free and clear of all Liens.

(c) Consideration. At Closing, Purchaser shall pay to Sellers in cash by wire transfer to an account or accounts designated by Sellers (x) an aggregate amount equal to THIRTY-SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($36,500,000) consisting of (i) an amount equal to TWO MILLION DOLLARS ($2,000,000) as consideration for the Purchased Assets, and (ii) an amount equal to THIRTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($34,500,000) as consideration for the Securities, minus (y) the sum of (i) any Collateral Management Fees, and (ii) any Securities Payments, in each case received after November 1, 2011 and prior to the Closing Date by DCM and Securities Seller, respectively (the difference between the amounts in clauses (x) and (y), the “Closing Payment”). Prior to the date hereof, Sellers have delivered to Purchaser wire transfer instructions for the payment of the Closing Payment. The Closing Payment together with the assumption of the Assumed Liabilities is referred to herein as the “Purchase Price.”

1.2 Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Sellers’ counsel in Chicago, Illinois on the date hereof (the “Closing Date”), and the Closing shall be effective as of 11:59 p.m., Chicago time, on the Closing Date.

1.3 Deliveries. At the Closing, subject to the terms and conditions of this Agreement, (a) Sellers shall deliver to Purchaser those documents, agreements and certificates set forth in Section 5.1, and (b) Purchaser shall pay to Sellers the Closing Payment and shall deliver to Sellers the documents, agreements and certificates set forth in Section 5.2.

1.4 Allocation of Purchase Price. The Purchase Price will be allocated as set forth on Schedule 1.4 attached hereto (the “Allocation”). After the Closing, the Parties will make consistent use of the Allocation specified on Schedule 1.4 for all Tax and financial reporting purposes and in all filings, declarations and reports with the United States Internal Revenue Service and any other Governmental Authority. The Allocation shall be conclusive and binding on the Parties for all purposes, including reporting and disclosure requirements under any Governmental Authority and none of the Parties shall take any position that is inconsistent with such Allocation unless required by applicable Law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Purchaser as of the date hereof as follows (collectively, the “Sellers Representations”):

2.1 Existence and Power.

(a) DCM is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all company power to carry on its business as now conducted.

(b) Securities Seller is an exempted company, duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has all company power to carry on its business as now conducted.

2.2 Authorization. Each Seller has the requisite power and authority to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions. All necessary action required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions has been duly taken. This Agreement and each of the Ancillary Documents to which each Seller is a party have been duly executed and delivered by such Seller, as applicable, and, assuming the due execution by Purchaser of this Agreement and the Ancillary Documents, each will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its and their terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

2.3 Title to Securities. (a) The authorized share capital of the Issuer consists of 50,000 ordinary shares, par value $1.00 per share, of which 250 shares are issued and outstanding (such issued and outstanding shares, the “Issuer Shares”). The authorized share capital of the Co-Issuer consists of 1,000 common shares, par value $1.00 per share, all of which are issued and outstanding (such issued and outstanding shares the “Co-Issuer Shares” and, together with the Issuer Shares, the “Shares”). The Securities Seller is the sole record and beneficial owner of the Shares, free and clear of all Liens and, except as set forth in the Loan Sale Agreements or the memorandum and articles of association of the Issuer, any restriction on the right to vote, sell or otherwise dispose of the Shares. The Securities Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Shares or any other equity security of the Issuer or Co-Issuer or any securities representing the right to purchase or otherwise receive any Shares or any other equity security of the Issuer or Co-Issuer or any agreements the value of which varies directly in relation to the earnings, shareholders’ equity or value of the Shares or any equity of the Issuer or Co-Issuer such as phantom equity plans or agreements. Other than the Shares, there are no other issued and outstanding (i) ordinary shares, common shares or other equity interests of the Issuer or Co-Issuer or (ii) securities convertible into or exercisable for ordinary shares, common shares or other equity interests of the Issuer or Co-Issuer.

(b) The Securities Seller owns beneficially and of record, and has good and valid title to, the Securities Seller Class D Notes and Securities Seller Subordinated Notes, free and clear of all Liens and, except as provided by applicable Law or as set forth in the Indenture, the CAA or the CLO Management Agreement, any restriction on the right to vote, sell or otherwise dispose of such Securities Seller Class D Notes or Securities Seller Subordinated Notes. The Securities Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Securities Seller Class D Notes, Securities Seller Subordinated Notes, any other Class D Notes or Subordinated Notes, or any securities representing the right to purchase or otherwise receive any Class D Notes or Subordinated Notes. After the consummation of the Contemplated Transactions in accordance with the terms hereof, neither Seller nor any of their respective Affiliates will own beneficially or of record any Rated Notes or Subordinated Notes.

2.4 No Conflict. Except as set forth on Schedule 2.4 of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents and the consummation by each Seller of the Contemplated Transactions do not and will not (a) violate or conflict with or constitute a default under (or an event that with the giving of notice or passage of time or both would constitute a default under) the Organizational Documents of either Seller, (b) contravene or violate any Law to which either Seller is subject or violate, contravene or conflict with any Order applicable to either Seller, (c) require any consent, approval, confirmation or similar action of, or any notice to or other filing with, any Governmental Authority or Person or under any Material Contract, or (d) violate, conflict with, breach or constitute a default under (or an event that with the giving of notice or passage of time or both would constitute a default under) or result in the termination of, or result in a right or cause to remove under, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to the Material Contracts.

2.5 Compliance with Laws; Permits. DCM, solely in its capacity as the Collateral Manager and in no other capacity, is, and has been at all times since July 17, 2007, in compliance in all material respects with all applicable Laws and possesses all necessary material Permits to act in such capacity. DCM, solely in its capacity as the Collateral Manager and in no other capacity, has not received at any time since July 17, 2007, any written notice of or been formally charged with any violation of applicable Laws.

2.6 Litigation and Orders. There are no Actions pending or, to the Knowledge of the Sellers, threatened against either Seller arising from, relating to or otherwise involving the Material Contracts, the Issuer, the Co-Issuer or the Securities. To the Knowledge of the Sellers, there are no Actions pending or threatened against the Issuer or the Co-Issuer. To the Knowledge of the Sellers, neither the Issuer nor the Co-Issuer is subject to any Order, and there is not currently, and has not been, any Order with respect to the Indenture, any other Material Contract or the Securities.

2.7 Material Contracts.

(a) To the Knowledge of Sellers, set forth on Schedule 2.7(a) of the Disclosure Schedule is a true and complete list of each material agreement (other than the Indenture) to which the Issuer or the Co-Issuer is a party, including any ISDA Master Agreement or other agreement pursuant to which any asset, investment, credit extension or commitment of the Issuer is hedged.

(b) Set forth on Schedule 2.7(b) of the Disclosure Schedule is a true and complete list of the following agreements to which either Seller is a party relating to the Issuer or Co-Issuer: (i) the CLO Management Agreement and any other collateral management agreements, (ii) the CAA and any other collateral administration agreements, (iii) the Loan Sale Agreements, (iv) commitments to invest or fund or to increase an existing investment, credit extension or commitment of the Issuer or Co-Issuer outstanding as of the Closing Date, (v) any agreement to assign, or any instrument purporting to assign, on or after the Closing Date any asset of Issuer or Co-Issuer, and (vi) any agreement to amend, restructure or otherwise modify on or after the Closing Date any investment or asset of Issuer or Co-Issuer (the Contracts described in subclauses (i) - (vi) and the Indenture, are referred to herein collectively as the “Material Contracts”). A true, correct and complete copy of all Material Contracts, together with all amendments, supplements and modifications thereto through the date hereof (as set forth on Schedule 2.7(b) of the Disclosure Schedule), have been provided to Purchaser. There are no other material agreements to which either Seller is a party that relate to the Issuer, the Co-Issuer or the transactions contemplated by the Indenture, the CLO Management Agreement or the CAA.

(c) Neither Seller has received, prior to the date hereof, any written notice from any Person challenging the validity or enforceability of any applicable Material Contract. Neither Seller has granted any waiver under any Material Contract or released any Person, in whole or in part, from any of its obligations under any Material Contract. Neither Seller has made any prior assignment of its rights or obligations under any Material Contract.

2.8 CLO Matters.

(a) Sellers have provided to Purchaser, with respect to the Indenture, a true and complete copy of each Monthly Report and Note Valuation Report delivered pursuant to the Indenture prior to the date hereof. No such Monthly Report or Note Valuation Report includes any misstatement of a material fact, other than such misstatements that are or have been corrected in a subsequent report or written communication to the holders of the Notes. Except as set forth in the most recent Monthly Report delivered under the Indenture, to the Knowledge of Sellers, there are no Charged-Off Obligations or Delinquent Obligations (each as defined in the Indenture) that are not listed on such Monthly Report.

(b) Neither Seller has received, prior to the date hereof, any written notice from any Person challenging the obligation to pay the Collateral Management Fees under the CLO Management Agreement. Except as set forth Schedule 2.8 of the Disclosure Schedule, to the Knowledge of the Sellers, (i) DCM is not in material breach of, or material default under, any Material Contract to which it is a party, (ii) no Event of Default (as defined in the Indenture) has occurred and is continuing, (iii) no event of default or termination event has occurred and is continuing under any Material Contract, (iv) no event or condition exists that would constitute “cause” to remove the Collateral Manager under the CLO Management Agreement, and (v) no event has occurred that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a material default of, result in a material violation or material breach of, or give any right to accelerate, modify, cancel or terminate any Material Contract.

(c) Immediately prior to the Closing, DCM was the “Collateral Manager” under the CLO Management Agreement. DCM has not (i) given the Issuer or the Co-Issuer any written notice of termination of the CLO Management Agreement, (ii) prior to the date hereof, received from any Person, Governmental Authority or any holder of Notes, or Subordinated Notes, any written notice of termination of the CLO Management Agreement or removal of DCM as Collateral Manager thereunder or expressing the intent to terminate the CLO Management Agreement or remove DCM as Collateral Manager thereunder or (iii) received from any Person or any holder of Notes any written notice of (A) an intention to cause, either individually or collectively with others, an optional redemption of any securities issued by the Issuers or (B) any notice of any material default, termination event or Event of Default under any Material Contract.

(d) Prior to the date hereof and solely to the extent Collateral Management Fees were otherwise required to be paid in accordance with the CLO Contracts, no Collateral Management Fees have been waived, reduced, postponed, assigned or the subject of any claim asserted by any Person against DCM pursuant to any right of set-off, counterclaim or deduction (whether pursuant to the express terms of the applicable CLO Management Agreement or otherwise).

2.9 Collateral Manager Notices. Sellers have provided to Purchaser a true and complete copy of each written notice received by DCM seeking the consent of, or a waiver from, DCM in its capacity as Collateral Manager (whether individually or on behalf of the Issuer) under any Material Contract.

2.10 No Third Party Brokers. Except for GreensLedge, whose fees shall be the obligation of the Sellers, no third party agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from either Seller in connection with any of the Contemplated Transactions.

2.11 Investment Adviser. DCM is a registered investment adviser under the Investment Advisers Act.

2.12 Books and Records. The information contained in the Records, other than the information provided by third-parties or in the nature of opinions or judgments, is true and correct in all material respects. Sellers have provided to Purchaser a true, correct and complete copy of the Records.

2.13 Taxes. (a) To the Knowledge of Sellers, no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Issuer that has not been satisfied by payment, settled or withdrawn.

(b) To the Knowledge of Sellers, there are no pending Tax audits, investigations, examinations, administrative or judicial proceedings with respect to any Taxes or Tax returns of the Issuer. The Issuer has not received written notice from any taxing authority that it intends to commence such an audit, examination, investigation or proceeding.

(c) DCM, in its capacity as the Collateral Manager, has at all times complied with Section 7.8(d) of the Indenture.

2.14 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), NEITHER SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof as follows:

3.1 Existence. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the Laws of Delaware.

3.2 Authorization. Purchaser has the requisite power and authority to enter into this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions. All necessary action required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions has been duly taken. This Agreement and each of the Ancillary Documents has been duly executed and delivered by or on behalf of Purchaser and, assuming the due execution by each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, each will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

3.3 No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Documents and the consummation by Purchaser of the Contemplated Transactions do not and will not (a) violate or conflict with or constitute a default under (or an event that with the giving of notice or passage of time or both would constitute a default under) the Organizational Documents of the Purchaser, (b) contravene or violate any Law to which the Purchaser is subject or violate, contravene or conflict with any Order applicable to the Purchaser, or (c) require any consent, approval, confirmation or similar action of, or any notice to or other filing with, any Governmental Authority or Person or under any material agreement to which Purchaser is a party.

3.4 Litigation. There are no Actions pending against Purchaser or any of its Affiliates, except for those that would not reasonably be expected to have a material and adverse effect upon the ability of Purchaser to consummate the Contemplated Transactions.

3.5 No Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Purchaser in connection with any of the Contemplated Transactions.

3.6 Investment Advisor. Purchaser is not, and is not required to become, a registered investment adviser under the Investment Advisers Act.

3.7 Investment Intent. The Securities are being purchased for the Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.

3.8 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PURCHASER CONTAINED IN THIS AGREEMENT, PURCHASER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PURCHASER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

3.9 Independent Investigation and Evaluation. In making its determination to proceed with the Contemplated Transactions, the Purchaser and its Affiliates have relied solely on the results of their own independent investigation and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement. Neither Seller nor their Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Securities or the Purchased Assets not expressly set forth in this Agreement, and neither Seller nor their Affiliates or Representatives nor any other Persons shall have, or be subject to, any Liability to Purchaser or to any other Person resulting from the distribution to Purchaser or its Representatives, or Purchaser’s or its Representatives’ use, of any such information, including any confidential information relating to the Securities or the Purchased Assets or any other publications or information provided to Purchaser or its Representatives, or any other documents or information in any form (including oral, electronic or in writing) provided to Purchaser or its Representatives in connection with the Contemplated Transactions.

ARTICLE IV
COVENANTS

4.1 Covenants Regarding the Shares. (a) The Securities Seller hereby agrees that, subject to Section 4.1(b) below, it shall, unless otherwise required by applicable Laws (i) exercise or refrain from exercising, as applicable, any and all of its rights as the record and beneficial holder of the Shares, whether statutory, contractual or otherwise and including any right to waive any obligation or liability of any Person, to cause the dissolution or liquidation of the Issuer or the Co-Issuer or to sell, assign or transfer any of the Shares, only at the direction of, or with the consent of, the Purchaser, and (ii) carry out and implement any direction of the Purchaser with respect to the Shares promptly upon receipt thereof from the Purchaser. In the event that the Securities Seller receives any notice or request with respect to the Shares, the Securities Seller shall promptly (and in any event within two (2) Business Days) forward such notice or request to the Purchaser and shall not take any action with respect thereto unless and until the Purchaser directs Securities Seller to do so, and then shall act in accordance with such direction of the Purchaser. All consents and directions of the Purchaser given or made pursuant to this Section 4.1 shall be given or made in the Purchaser’s sole discretion.

(b) Purchaser shall be responsible, and shall reimburse Securities Seller promptly upon demand, for all reasonable out of pocket costs and expenses incurred by Securities Seller in connection with the fulfillment of its obligations under this Section 4.1, subject to the provision by Securities Seller of reasonably detailed documentation with respect thereto. Purchaser shall indemnify Securities Seller with respect to the actions taken or not taken by it pursuant to this Section 4.1 as set forth in Article VI; provided, that, notwithstanding Article VI, Purchaser shall not have any indemnification obligation to the Securities Seller for such action or inaction to the extent that such Seller Losses are incurred as a result of the gross negligence, willful misconduct or fraud of the Securities Seller in the performance of its obligations under this Section 4.1 or the breach by Securities Seller of this Section 4.1.

(c) Purchaser may, at any time in its sole discretion, elect to acquire the Shares from the Securities Seller by written notice (the “Call Notice”) to the Securities Seller. The purchase price for such purchase of the Shares shall be an amount equal to the aggregate par value for such Shares. Within 30 days after the date of the Call Notice (which period shall be extended solely to the extent needed to obtain any required third party approvals, including rating agency consent), the Securities Seller shall sell to the Purchaser, free and clear of any Liens, all of the Shares. Each of Purchaser and Securities Seller shall, at the expense of the Purchaser, take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.1(c), including cooperating with the other party to obtain any third party consents, entering into agreements and delivering certificates and instruments and consents as may be reasonably deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.1(c), the Securities Seller shall only be required to make the representations set forth in Section 2.1(b), 2.2 and 2.3(a) as of the date of such closing and solely with respect to the transfer of the Shares from Securities Seller to the Purchaser, and shall deliver to the Purchaser the certificate or certificates representing the Shares (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Purchaser by certified or official bank check or by wire transfer of immediately available funds.

4.2 Confidentiality. From and after the date hereof, the Sellers shall not, and shall direct their Affiliates not to, use or disclose, or allow the use or disclosure for any purpose, of any Confidential Material, including all or portions of any notes, summaries, reports, analyses or other material derived by the Sellers or their Affiliates from the Confidential Material, in whatever form maintained, except that the Sellers may disclose such Confidential Material to its Affiliates and its and their respective officers, directors, employees, partners, members, attorneys, auditors or accountants, in each case solely to the extent necessary in connection with the Sellers’ obligations under this Agreement or the preparation of financial statements and tax returns and related records. For purposes of this Section 4.2, “Confidential Material” shall not include any information that (i) becomes available to the public, other than as a result of a disclosure by the Sellers or their Affiliates or Representatives, (ii) becomes available to the Sellers or their Affiliates or Representatives on a non-confidential basis from a source other than their internal records or the Purchaser, provided such source was not known by the Sellers or such Affiliate or Representative, as applicable, to be in breach of an obligation of confidentiality with respect to such information, (iii) is independently developed by the Sellers or their Affiliates or Representatives (other than through use of or reference to any Confidential Information retained by the Sellers as a result of their having owned the Notes or acted as collateral manager under the Collateral Management Agreement), or (iv) is otherwise lawfully in the possession of the Sellers or their Affiliates or Representatives as a result of other transactions unrelated to the Sellers having owned the Notes or acted as collateral manager under the Collateral Management Agreement. If a Seller is requested or required (by law, court order, oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, self-regulatory organization, governmental agency, regulatory body or similar process) to make any disclosure of any Confidential Material, such Seller may disclose such Confidential Material; provided that it shall provide the Purchaser with prompt notice of such request, to the extent permissible by law, so that the Purchaser may seek, at its sole cost and expense, an appropriate protective order with respect to such Confidential Material. If, absent the entry of a protective order, a Seller is legally compelled or required to disclose such Confidential Material, it may disclose such information to the extent required, without liability under this Section 4.2, and each of the parties hereto shall use its commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any Confidential Material so furnished. Notwithstanding anything herein to the contrary, disclosure of Confidential Material contained in the records of Sellers may be made in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self-regulatory organizations that have requested or required the inspection of such records generally and not with a focus on or specific to Confidential Material, without notice to the Purchaser.

4.3 Post-Closing Access; Further Assurances. Each of the Parties agrees that from and after the Closing, the Parties shall (i) cooperate with each other in providing information reasonably requested by the other Party in connection with any Claim by a Third Party against any Party (including, without limitation, any litigation), the preparation and audit of financial statements, insurance audits and governmental investigations and any other reasonable and valid business purpose (for the avoidance of doubt, a “valid business purpose” shall not include litigation against another Party), and (ii) execute and deliver or cause to be executed and delivered to each other such additional instruments or other documents, and cooperate and do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions, including executing and delivering any additional instruments necessary, proper or advisable to consummate the Contemplated Transactions; provided, however, that in each case, the requesting party shall be solely responsible for any third-party costs and expenses of the other party incurred in connection the foregoing. At the Closing, to the extent such items are in the possession of DCM and not previously provided to Purchaser, DCM shall deliver to Purchaser (1) all CD-ROMs containing closing documents relating to the Indenture, the CAA, the CLO Management Agreement and the transactions contemplated thereby (and all amendments, supplements, waivers and modifications thereof of which either Seller has Knowledge), (2) all Records, (3) any shadow rating letters issued to or in respect of any obligor of a Collateral Debt Obligation (as defined in the Indenture) currently held by the Issuer and all data and information submitted for estimates, (4) an extract from the CDO Sentry database maintained by Sellers in respect of Assets currently held by the Issuer, and (5) all assignment agreements and trade tickets for Assets currently held by the Issuer. In addition to the foregoing the Sellers shall provide reasonable assistance generally in the transition of such items and information to Purchaser from DCM under and in relation to the Indenture, the CAA and the CLO Management Agreement. Purchaser and Sellers will cooperate and use their respective commercially reasonable efforts to determine which assets or information of the Issuers or the Sellers may constitute Non-Public Information. Following the date hereof, Sellers will not knowingly provide Purchaser any Non-Public Information. If any Party hereto elects to dispose of any records relating to the Issuers (other than, in the case of the Purchaser, the Securities) or the Material Contracts, such Party shall first give the other Parties hereto thirty (30) days’ written notice during which period such other Parties shall have the right to take such records without further consideration.

4.4 Publicity. Sellers and Purchaser agree that no press release or public announcement related to this Agreement or the Contemplated Transactions shall be issued or made by any party hereto without the joint approval of Purchaser and Sellers, unless required by Law as determined by Purchaser or Sellers, as the case may be, based on advice of their respective counsel, in which case Purchaser and Sellers, as applicable, shall have the right to review and comment upon such press release or public announcement prior to its issuance, making or publication. Notwithstanding anything contained herein to the contrary, (i) CIFC Corp., the parent of Sellers, may publicly disclose the execution and delivery of this Agreement by the Parties, the Closing of the Contemplated Transactions and this Agreement and the terms thereof in any filing it may make with the Securities and Exchange Commission; provided that Sellers shall give the Purchaser prior written notice of any such disclosure and Purchaser shall be given a reasonable opportunity to comment on such contemplated disclosure (before such disclosure is made) and the reasonable comments of Purchaser (if made on a timely basis) shall be incorporated in such disclosure, and (ii) after the Closing Date, Purchaser may make disclosures to its and its Affiliates’ investors consistent with customary practices of the Purchaser or its Affiliates relating to the disclosure of investments by the Purchaser or any Affiliate thereof to its investors.

4.5 Post-Closing Remittances. After the Closing Date, Sellers shall promptly and in any event no later than two (2) Business Days following the receipt of such payment, remit to Purchaser any Collateral Management Fees and/or Securities Payments received after the Closing Date by DCM and Securities Seller, respectively, or any of their Affiliates. Sellers shall hold any amounts received by either Seller or their respective Affiliates to which the Purchaser is entitled under this Section 4.5 in trust and agree that neither Sellers nor their respective Affiliates shall have any right, title or interest whatsoever in such amounts. Any remittance required by this Section 4.5 shall be made in the currency received in immediately available funds, without withholding, set-off, deduction or counterclaim of any type, by wire transfer to the account set forth on Schedule 4.5, as Purchaser may amend from time to time upon written notice to the Sellers.

4.6 Transfer Taxes. Each of Purchaser and Sellers hereby agrees to pay on a timely basis 50% of all applicable transfer, sales, use, purchase, stamp duty, conveyance, value added, recording, registration, documentary, filing and other similar Taxes (excluding any income or similar Taxes) and administrative fees (including notary fees) arising out of the Contemplated Transactions (collectively, the “Transfer Taxes”).

ARTICLE V
CLOSING DELIVERIES

5.1 Deliveries by the Sellers. The obligation of Purchaser to effect the Contemplated Transactions shall be subject to the delivery by the Sellers of the following agreements and documents to Purchaser, duly executed, where applicable, by an authorized officer of the applicable Seller(s):

(a) executed copies of the consent of a Majority of the Subordinated Notes in connection with the consummation of the Contemplated Transactions, and such consent shall be in full force and effect;

(b) a copy of the Transferor Certificate in the form of Exhibit B to the Subordinated Note Paying and Transfer Agency Agreement, dated as of July 17, 2007, between Issuer, and Wells Fargo as Subordinated Note Paying and Transfer Agent (the “Subordinated Note Agreement”) as received by Wells Fargo in its capacity as Subordinated Note Registrar with respect to the transfer of the Securities Seller Subordinated Notes; and

(c) the Assignment and Assumption Agreement.

5.2 Deliveries by the Purchaser. The obligation of Sellers to effect the Contemplated Transactions shall further be subject to the delivery by the Purchaser of the following agreements and documents to Sellers, duly executed, where applicable, by an authorized officer of Purchaser:

(a) a copy of the Transferee Certificate in the form of Exhibit B to the Subordinated Note Agreement, as received by Wells Fargo in its capacity as Subordinated Note Registrar with respect to the transfer of the Securities Seller Subordinated Notes; and

(b) the Assignment and Assumption Agreement.

ARTICLE VI
INDEMNIFICATION

6.1 Survival of Representations, Warranties and Covenants. The Sellers Representations and all of the representations and warranties of Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter; provided that the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.4(a), 2.10, 3.1, 3.2, 3.3(a) and 3.5 (the “Fundamental Representations”) shall survive the Closing and continue in full force and effect indefinitely thereafter (each period, as applicable, the “Representation Survival Period”), and no Person may make a new claim for indemnification under this Article VI with respect to a breach of a Sellers Representation or a representation or warranty of Purchaser contained in this Agreement after the expiration of the Representation Survival Period. The Parties’ respective covenants and agreements to be performed at or after the Closing Date contained in this Agreement shall survive until each Party’s obligations with respect thereto have been satisfied in full.

6.2 Indemnification by Sellers. Subject to the limitations of Sections 6.1, 6.5 and 6.6, Sellers agree, following the Closing, to jointly and severally indemnify and hold harmless Purchaser and its Affiliates, officers, directors, employees and other Representatives (collectively, the “Purchaser Indemnified Parties”) against any Losses actually suffered or incurred by the Purchaser Indemnified Parties that are caused by or are a result of or related to (a) a breach of any Sellers Representation; (b) a breach of, or failure to perform, any covenant or agreement of Sellers contained in this Agreement or any Ancillary Document; (c) any Liability, other than the Assumed Liabilities, arising out of or relating to the Purchased Assets; or (d) other than as a result of any action by or on behalf of the Issuer after the Closing Date, the Issuer, prior to the Closing Date, (i) having income that is effectively connected with the conduct of a trade or business within the United States for U.S. federal income tax purposes, (ii) being subject to United States federal income tax under Section 882(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or a branch tax under Section 884 of the Code or (iii) being required to report any item of income on any tax return that would be treated as effectively connected with the conduct of a trade or business of the Issuer in the United States for U.S. federal income tax purposes. The Losses described in this Section 6.2 are referred to herein, collectively, as “Purchaser Losses.”

6.3 Indemnification by Purchaser. Subject to the limitations of Sections 6.1, 6.5 and 6.6, Purchaser agrees, following the Closing, to indemnify and hold harmless each Seller and its Affiliates, officers, directors, employees and other Representatives (collectively, the “Seller Indemnified Parties”) against any Losses actually suffered or incurred by the Seller Indemnified Parties that are caused by or are a result of or related to (a) a breach of any representation or warranty of Purchaser contained in this Agreement; (b) a breach of, or failure to perform, any covenant or agreement of Purchaser contained in this Agreement or any Ancillary Document; (c) any Assumed Liability; or (d) any action taken or not taken by Securities Seller at the direction of, or with the consent of, Purchaser in accordance with Section 4.1. The Losses described in this Section 6.3 are referred to herein, collectively, as “Seller Losses.”

6.4 Method of Asserting Claims.

(a) As used herein, an “Indemnified Party” shall refer to a Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, and the “Indemnifying Party” shall refer to the Party hereto obligated to indemnify such Indemnified Party.

(b) In the event that any of the Indemnified Parties (i) is made a defendant in or party to any Action, judicial or administrative, instituted by any third party, including any Governmental Authority, which may result in Purchaser Losses or Seller Losses, as applicable (any such third-party Action being referred to as a “Third-Party Action”) or (ii) otherwise receives a claim or demand by any third party, including any Governmental Authority, which may result in Purchaser Losses or Seller Losses (any such third-party claim or demand being referred to as a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Action or Third-Party Claim within forty-five (45) days after receipt by such Indemnified Party of written notice of the Third-Party Action or Third-Party Claim and in any event prior to the expiration of the applicable Representation Survival Period set forth in Section 6.1; provided, however, that, notwithstanding the foregoing, with respect to any Third-Party Action or Claim, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices, documents and court papers within ten (10) Business Days of the Indemnified Party’s receipt thereof. Such notice of the Third-Party Action or Third-Party Claim (a “Third-Party Notice”) from the Indemnified Party shall set forth the basis for such claim for indemnification and the nature and estimated amount of the claim (which estimated amount shall include, without limitation, an estimate of the Purchaser Losses or Seller Losses, as applicable, that may be incurred in connection with defending any such claim), all in reasonable detail. The failure to give a Third-Party Notice to the Indemnifying Party within the applicable time period specified above shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was actually prejudiced by such failure and then only to the extent of such prejudice.

(c) With respect to any Third-Party Action or a Third-Party Claim, the Indemnifying Party shall have the sole and absolute right to assume and control the defense of the Third-Party Action or Third-Party Claim using counsel of its choosing and reasonably acceptable to the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party in writing within sixty (60) days after the Indemnified Party has given a Third-Party Notice to the Indemnifying Party, stating that the Indemnifying Party assumes the defense of the Third-Party Action or Third-Party Claim. If the Indemnifying Party assumes the defense of such claim, the Indemnifying Party shall not be liable to such Indemnified Party under such section for any fees of other counsel or any other expenses incurred by such Indemnified Party in connection with the defense thereof; provided, however, that in the event that the interests of the Indemnified Party and the Indemnifying Party are or become in conflict with or adverse to one another with respect to such Third-Party Action or Third-Party Claim, the Indemnified Party may retain its own counsel with respect to such Third-Party Action or Third-Party Claim and the expenses of such counsel shall be reimbursed by the Indemnifying Party to the extent such Indemnified Party is otherwise entitled to indemnification for its Purchaser Losses or Seller Losses, as applicable, in connection with such Third-Party Action or Third-Party Claim. If an Indemnifying Party assumes the defense of such an action, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any wrongdoing, liability, violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld, conditioned or delayed). The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Action or Third-Party Claim. If the Indemnifying Party elects to assume the defense of the Third-Party Claim or Third-Party Action, the Indemnifying Party shall keep the Indemnified Party reasonably fully informed with respect thereto, shall permit the Indemnified Party to participate, at the Indemnified Party’s expense, in the defense of such claim to the extent reasonably practicable, and shall consider in good faith the input of the Indemnified Party with respect to the defense of such Third-Party Claim or Third-Party Action. To the extent the Indemnifying Party elects not to defend such proceeding (or fails to elect such defense within the sixty (60) day period referred to above) and the Indemnified Party defends against or otherwise handles any such Third-Party Action or Third-Party Claim, the Indemnified Party may retain counsel of its choice, at the expense of the Indemnifying Party, and control and assume the defense of such Third-Party Action or Third-Party Claim, including the making of any compromise or settlement of such claim, liability or expense, in each case with the consent of the Indemnifying Party (such consent not to be unreasonably withheld). After (i) any final judgment or award shall have been rendered by a Governmental Authority and the time in which to appeal therefrom has expired, (ii) a settlement shall have been consummated or (iii) the Indemnified Party and the Indemnifying Party shall arrive at a mutually binding agreement with respect to any matter alleged to be indemnified by the Indemnifying Party hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it with respect to such matter and the Indemnifying Party shall pay all of the sums so owing to the Indemnified Party by wire transfer or certified or bank cashier’s check within ten (10) Business Days after the date of such notice.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third-Party Action or Third-Party Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Purchaser Losses or Seller Losses, as applicable, related to such claim or claims, with reasonable promptness and in any event prior to the expiration of the applicable Representation Survival Period set forth in Section 6.1; provided, that failure to give such notice of claim to the Indemnifying Party within the applicable time period specified above shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was actually prejudiced by such failure and then only to the extent of such prejudice. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes the claim described in such notice (the “Dispute Notice”), the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days. If the dispute is not resolved within thirty (30) days of the receipt of the Dispute Notice, each of the Indemnifying Party and the Indemnified Party will have the right to submit such claim for resolution in accordance with this Agreement.

6.5 Other Indemnification Provisions. Except with respect to claims based on fraud or willful misconduct, after the Closing, the foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and its respective Affiliates and its respective officers, directors, employees, stockholders, members and other Representatives for monetary damages with respect to the Contemplated Transactions, this Agreement and the Ancillary Documents. The right of any Person to receive an indemnification payment under this Article VI shall not create a right to offset against such indemnification payment any fee or payment payable by such Person under this Agreement.

6.6 Limitations on Indemnification.

(a) In addition to the other limitations contained in this Agreement, the indemnification obligations of Sellers under this Article VI are subject to the limitations set forth in Exhibit A hereto.

(b) In addition to the other limitations contained in this Agreement, the indemnification obligations of Purchaser under this Article VI are subject to the limitations set forth in Exhibit A hereto.

6.7 Mitigation; Reimbursement. Notwithstanding anything contained herein to the contrary, each Party shall use their reasonable efforts to mitigate their respective Purchaser Losses or Seller Losses, as applicable, upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Purchaser Losses or Seller Losses for which such Party may be entitled to indemnification under this Agreement consistent with applicable Law. The amount of any Purchaser Losses or Seller Losses, as applicable, for which indemnification is provided for under this Agreement shall be (i) reduced by any amounts actually realized as a result of any indemnification, contribution or other payment by any third party and (ii) reduced by any insurance proceeds or other amounts actually recovered or received from third parties with respect to such Purchaser Losses or Seller Losses; provided that the amount of any insurance proceeds received by an Indemnified Party shall be equal to the difference between (A) the actual after-tax amount of such proceeds less any deductible paid by the applicable Indemnified Party and (B) the net present value (as determined by the applicable Indemnified Party in good faith) of the aggregate incremental premium costs which are incurred by an Indemnified Party as a consequence of the Loss or event which gives rise to the payment of insurance proceeds. If an Indemnified Party recovers any amount with respect to any Loss that was previously satisfied by an Indemnifying Party such Indemnified Party shall promptly pay such amount to such Indemnifying Party.

6.8 Treatment of Indemnity Payments. It is the intent of the Parties that amounts paid under this Article VI shall represent an adjustment to the Purchase Price and the parties will report such payments consistent with such intent.

ARTICLE VII
DEFINITIONS

7.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person. As used in this definition, the term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 1.4.

“Ancillary Documents” means each of the documents to be delivered by Sellers or Purchaser pursuant to Sections 5.1 and 5.2.

“Assets” has the meaning set forth in the Indenture.

“Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into by and between Purchaser and DCM at Closing and consented to by the Issuer reflecting the assignment and assumption of the CAA and CLO Management Agreement.

“Assumed Liabilities” means all Liabilities which arise from and after the Closing with respect to the Purchased Assets.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York generally are required or authorized by Law to close.

“CAA” has the meaning set forth in the recitals.

“Call Notice” has the meaning set forth in Section 4.1(c).

“Class D Notes” has the meaning set forth in the CLO Management Agreement.

“CLO Assets” means the Records.

“CLO Management Agreement” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Payment” has the meaning set forth in Section 1.1(c).

“Co-Issuer” means DFR Middle Market CLO Corp., a Delaware corporation.

“Co-Issuer Shares” has the meaning set forth in Section 2.3(a).

“Code” has the meaning set forth in Section 6.2.

“Collateral Debt Obligation Files” has the meaning set forth in the Loan Sale Agreements.

“Collateral Management Fees” means all fees payable to DCM pursuant to the CLO Management Agreement without regard to when such fees are accrued.

“Collateral Manager” has the meaning set forth in the recitals.

“Confidential Material” means all data and information, including the Books and Records, to the extent relating to the Issuers, the Collateral Management Agreement, the CAA or the Seller’s acting prior to the date hereof as Collateral Manager pursuant to the Collateral Management Agreement, and any and all actions taken or not taken by Purchaser and Securities Seller pursuant to Section 4.1 hereof, including the content of any requests or demands made or consents given or withheld by Purchaser and the fact that any such request or demand was made or consent was given or withheld.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contracts” means all written agreements, contracts, obligations, undertakings and commitments to which any Person is a party or by which any of its assets or properties is bound.

“DCM” has the meaning set forth in the preamble.

“Disclosure Schedules” means the Disclosure Schedules attached hereto being delivered by Sellers to Purchaser on the date hereof.

“Dispute Notice” has the meaning set forth in Section 6.4(d).

“Excluded Assets” means all assets and properties of DCM, other than its right, title and interest in and to the Purchased Assets, including all rights of DCM to indemnification, reimbursement of expenses, provisions relating to limitation of liability and/or other protections, in each case under the CLO Management Agreement and the CAA arising or in respect of actions taken by DCM prior to the Closing.

“Excluded Liabilities” means all Liabilities of DCM, other than the Assumed Liabilities.

“Fundamental Representations” has the meaning set forth in Section 6.1.

“Governmental Authority” means any entity within or without the United States exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

“GreensLedge” means GreensLedge Capital Markets LLC.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indenture” means that certain Indenture, dated as of July 17, 2007, among the Issuer, Co-Issuer and the Trustee, as modified by that certain Supplemental Indenture No. 2011-1 thereto, dated as of April 4, 2011.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Issuer” has the meaning set forth in the recitals.

“Issuer Shares” has the meaning set forth in Section 2.3(a).

“Issuers” means, collectively, the Issuer and the Co-Issuer.

“Knowledge” means, with respect to Sellers, the actual knowledge of any officer of DCM having, or who had, at the applicable time, direct portfolio management responsibility or oversight with respect to the Notes, the Assets, the Issuer and/or the Securities.

“Laws” means all constitutions, laws, statutes, ordinances, rules, rulings, regulations, Orders, or executive orders of any Governmental Authority.

“Liability” means any obligation or liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Liens” means any claims, liens, encumbrances, security interests, pledges or charges.

“Loan Sale Agreements” has the meaning set forth in the Indenture.

“Losses” means, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any (i) loss, liability, claim, damage, cost or expense (including costs of investigation and reasonable legal fees and expenses), (ii) taxes, (iii) penalties, and (iv) obligations, but excluding, in each case, any of the foregoing that are punitive, special or exemplary except to the extent such punitive, special or exemplary losses are asserted by a third party.

“Majority of the Subordinated Notes” has the meaning set forth in the Indenture.

“Material Contracts” has the meaning set forth in Section 2.7.

“Monthly Report” has the meaning set forth in the Indenture.

“Non-Public Information” means information regarding any asset, investment, credit extension or commitment of any Issuer that Sellers’ know is not generally publicly available or would be considered or deemed to be “non-public” information, including any such information that is available only to investors in such asset, investment, credit extension or commitment who affirmatively elect to receive non-public or private information regarding such asset, investment, credit extension or commitment.

“Note Valuation Report” has the meaning set forth in the Indenture.

“Notes” has the meaning set forth in the Indenture.

“Order” means any temporary restraining order, preliminary or permanent injunction, decree, judgment or other order of a court of competent jurisdiction or other Governmental Authority.

“Organizational Documents” means the charter and bylaws or similar governing documents of a Person (that is not an individual).

“Party” and “Parties” have the meanings set forth in the preamble.

“Permit” means any licenses, permits, consents, registrations, authorizations, qualifications, certificates and/or filings with any Governmental Authority or pursuant to any Law.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Purchase Price” has the meaning set forth in Section 1.1(c).

“Purchased Assets” means the CLO Management Agreement, the CAA and the CLO Assets.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2.

“Purchaser Losses” has the meaning set forth in Section 6.2.

“Rated Notes” has the meaning set forth in the CLO Management Agreement.

“Records” means (i) all loan asset management files, (ii) a schedule of prior and current expenses of the Issuer and (iii) the asset summaries, a form of which has been provided by Sellers to Purchaser prior to the date hereof, in each case, with respect to Assets currently held by the Issuer and in existence as of the Closing Date.

“Representation Survival Period” has the meaning set forth in Section 6.1.

“Representatives” means each of the respective attorneys, accountants, employees, officers and other authorized representatives of Purchaser or Sellers.

“Securities” means, collectively, the Securities Seller Class D Notes and the Securities Seller Subordinated Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Payments” means any distributions received in respect of the Securities.

“Securities Seller” has the meaning set forth in the preamble.

“Securities Seller Class D Notes” has the meaning set forth in the recitals.

“Securities Seller Subordinated Notes” has the meaning set forth in the recitals.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 6.3.

“Seller Losses” has the meaning set forth in Section 6.3.

“Sellers Representations” has the meaning set forth in the first paragraph of Article II.

“Shares” has the meaning set forth in Section 2.3(a).

“Subordinated Note Agreement” has the meaning set forth in Section 5.1(d).

“Subordinated Notes” has the meaning set forth in the CLO Management Agreement.

“Tax” means any foreign, U.S. federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other Tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

“Third-Party Action” has the meaning set forth in Section 6.4(b).

“Third-Party Claim” has the meaning set forth in Section 6.4(b).

“Third-Party Notice” has the meaning set forth in Section 6.4(b).

“Transfer Taxes” has the meaning set forth in Section 4.6.

“Trustee” means Wells Fargo, in its capacity as Trustee under the Indenture and related documents.

“Wells Fargo” means Wells Fargo Bank, National Association.

ARTICLE VIII
MISCELLANEOUS

8.1 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by Purchaser, on the one hand, or Sellers, on the other hand (including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets of such Party) without the prior written consent of the other Party hereto; provided, however, that, notwithstanding the foregoing, any Party may pledge its rights hereunder to a third party without the consent of any other Party hereto, it being understood and agreed that any such pledge shall not reduce such person’s obligations and liabilities hereunder, including any pro rata allocation thereof, and provided, further, that Purchaser may assign any or all of its rights, interests or obligations under this Agreement to any Affiliate thereof without the consent of either Seller so long as, in each case, Purchaser remains liable for the obligations of the transferee. Notwithstanding the above, this Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and permitted assigns of the Parties. Any assignment in violation of this Section 8.1 shall be void ab initio.

8.2 No Third-Party Beneficiaries. Except for the provisions of Article VI relating to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. Nothing herein expressed or implied shall give, or be construed to give, any Person other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.3 Expenses. Except as otherwise provided herein, each of Purchaser and Sellers will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Any expenses not (i) directly attributable to either the Purchaser or the Sellers, or (ii) otherwise expressly provided for in this Agreement shall be paid 50% by the Purchaser and 50% by the Sellers.

8.4 Amendment and Modification. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) to the extent that a facsimile number has been provided by a Party, on the date of transmission if sent via facsimile transmission to the facsimile number provided on Exhibit B hereto for such Party, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) one (1) Business Day after delivery to a reputable internationally recognized overnight courier service for delivery to the address set forth on Exhibit B hereto for such Party, (d) within three (3) Business Days after being mailed by registered or certified mail (return receipt requested) to the address set forth on Exhibit B hereto for such Party (or at such other address for a Party as shall be specified by like notice), or (e) to the extent an email address has been provided by the applicable Party, on the date of transmission if sent by electronic mail to the address set forth on Exhibit B hereto for such Party (or at such other address for a Party as shall be specified by like notice).

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 8.5 (provided that no such notice of change of address shall be effective until it is received by the other Party hereto). The Parties acknowledge and agree that to the extent that a Party has elected not to provide an email address and/or a facsimile number, notices and other communications hereunder shall not be provided to such Party via such method and, to the extent that notice is so provided, it shall not be deemed to have been provided pursuant to this Section 8.5.

8.6 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state.

(b) Dispute Resolution. Each of the Sellers and Purchaser irrevocably and unconditionally submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Sellers and Purchaser agrees to commence any such action, suit or proceeding, either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Sellers and Purchaser further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.6. Each of the Sellers and Purchaser irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.6.

8.7 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the legality, validity or enforceability of any other provision hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.8 Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.9 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties. Signatures of the Parties transmitted by facsimile or other electronic communication means (including email in .pdf format) shall be binding and effective for all purposes. Each Party shall subsequently deliver to the other Parties an original, executed copy of this Agreement; provided, however, that a failure to deliver such original shall not invalidate a facsimile or other electronic signature.

8.10 Entire Agreement. This Agreement, including the Disclosure Schedules and other Schedules hereto, and the Ancillary Documents contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

8.11 Specific Performance. Sellers agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Sellers hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Purchaser agrees that Sellers shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and the obligations of Purchaser hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

8.12 Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. All references to “federal” law shall be to United States law. All references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Disclosure Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Nothing in this Agreement shall be construed to require any Party hereto to violate any Law.

[Signatures on following page.]IN WITNESS WHEREOF, the Parties have caused this Master Purchase Agreement to be duly executed as of the date first written above.

PURCHASER:

DWM MANAGEMENT LLC

By:
Name:
Title:

SELLERS:

DEERFIELD CAPITAL MANAGEMENT LLC

By:
Name:
Title:

DFR MIDDLE MARKET HOLDINGS LTD.

By:
Name:
Title: